FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Employees’ Restricted Stock Award Agreement

Name of Participant:	Raymond J. Milchovich
Date of Grant:	August 11, 2006
Number of Shares of common stock, $.01 par value:	124,470 (the “Restricted Shares”)

Pursuant to the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Award (the “Restricted Stock Award”), meaning the right to receive common stock of Foster Wheeler Ltd. (the “Company”), par value of $.01 per share, on the terms and conditions set forth herein. Capitalized terms used but not defined in this Restricted Stock Award Agreement (the “Agreement”) have the meanings ascribed to them in the Plan.

1.  Acceptance of Restricted Stock Award. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you and you hereby accept the grant of one hundred twenty-four thousand four hundred seventy (124,470) shares of common stock of the Company (the “Restricted Stock”) on the terms and conditions outlined herein.

2.  Shares. The “Shares” refer to the shares of common stock of the Company referenced above which are issued and released to you free of the vesting requirements of Section 3 below, and to all securities received in replacement of such Shares, including those received as stock dividends, bonus issues, splits, subdivisions or consolidations, all securities received in replacement of such Shares in a recapitalization, amalgamation, merger, reorganization, exchange or similar transaction, and all new, substituted or additional securities or other property to which the Recipient is entitled by reason of his or her ownership of such Shares.

3.  Vesting; Termination of Restricted Stock Award.

(a)  General Vesting Rule. Your Restricted Stock will be converted to full ownership Shares only as you vest in the Restricted Stock, meaning that full ownership Shares will be recorded in your name on the day on which you vest in any portion of the Restricted Stock (hereinafter referred to as a “Vesting Date”). So long as you remain continuously employed by the Company or any Affiliate through such Vesting Date(s), and subject to the other provisions of this Section 3, the Restricted Stock will vest and your right to receive and retain the full ownership Shares will become nonforfeitable in accordance with the following schedule:

(i)  One-third of the Restricted Stock shall vest on August 11, 2007;

(ii)  Another one-third of the Restricted Stock shall vest on August 11, 2008; and

(iii)  The remaining one-third of the Restricted Stock shall vest on August 11, 2009.

(b)  Termination as a Result of Death or Disability. In the event of your termination of employment as a result of your death or Disability (as defined in Section 4.2 and Section 4.3 of your Employment Agreement with the Company, dated August 11, 2006), your unvested Restricted Stock shall immediately become fully vested (and any restriction will lapse in full) as of the date of such termination of employment for death or Disability.

(c)  Termination as a Result of Involuntary Termination or Voluntary Termination for Good Reason. In the event of the your termination of employment as a result of your Involuntary Termination (as defined in Section 2(aa) of the Plan) or your voluntary termination for Good Reason (as defined in Section 4.5 of your Employment Agreement with the Company, dated August 11, 2006), your unvested Restricted Stock shall immediately become fully vested (and any restriction will lapse in full) as of the date of such Involuntary Termination or voluntary termination for Good Reason.

(d)  Termination as a Result of Retirement. In the event of your termination of employment as a result of your Retirement (as defined in Section 2(vv) of the Plan), the vesting of your Restricted Stock shall accelerate (and any restriction will lapse in full) such that you shall be vested in your Restricted Stock as of the date of your termination of employment due to Retirement as to that number of Shares that equals the product of:

(i)  the total number of shares of Restricted Stock, times

(ii)  a ratio, the numerator of which is the total number of months of employment from the date your Restricted Stock was granted to the end of the month in which the date or termination due to Retirement occurs, and the denominator of which is the total number of months in the vesting schedule as set forth in paragraph (a) immediately above.

The unvested portion of your Restricted Stock shall be immediately forfeited.

(e)  Termination for Cause. In the event your employment is terminated for Cause (as defined in Section 4.4 of your Employment Agreement with the Company, dated August 11, 2006), your unvested Restricted Stock shall expire immediately, be forfeited and considered null and void.

(f)  Termination -- General. In the event of your termination of employment other than as a result of your death, Disability (as defined in Section 4.2 and Section 4.3 of your Employment Agreement with the Company, dated August 11, 2006), Involuntary Termination (as defined in Section 2(aa) of the Plan), voluntary termination for Good Reason (as defined in Section 4.5 of your Employment Agreement with the Company, dated August 11, 2006), Retirement (as defined in Section 2(vv) of the Plan) or Cause (as defined in Section 4.4 of your Employment Agreement with the Company, dated August 11, 2006), your unvested Restricted Stock shall expire immediately, be forfeited and considered null and void.

(g)  Change in Control Acceleration. In the event of a Change in Control (as defined in Section 4.6.2 of your Employment Agreement with the Company, dated August 11, 2006) which closes on a date prior to your termination of employment, your unvested Restricted Stock shall immediately become fully vested (and any restriction will lapse in full), effective as of immediately prior to consummation of the Change in Control.

4.  Share Certificates. Share certificates (the “Certificate”) evidencing the conversion of Restricted Stock into Shares will be issued only at your request and the Shares will be issued and registered in your name as of the Vesting Date (such date being the end of the “Restricted Period”) on the register of shareholders of the Company (through its transfer agent). If the Shares are to be issued in certificated form, then subject to Section 7 of this Agreement, Certificates representing the Shares will be delivered to you as soon as practicable after the end of the applicable Restricted Period.

5.  Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee may:

(a)  adjust proportionately the number of shares of Restricted Stock for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding shares of common stock of the Company effected without the receipt of consideration by the Company; and

(b)  if the Company is a participating corporation in any merger or consolidation and provided the Restricted Stock is not terminated upon consummation of such merger or consolidation, modify such Restricted Stock to pertain to and apply to the securities or other property to which a holder of the number of shares of Restricted Stock would have been entitled upon such consummation.

Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.

6.  Dividends. While you hold Restricted Stock, you will be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares.

7.  Tax Withholding Obligations. As a condition to receipt of the Restricted Stock and the Shares, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Restricted Stock and/or receipt of the full ownership Shares. The Company or its representative will have the right to take such action as may be necessary, in the Committee’s discretion, to satisfy the obligations outlined in this Section 7. You further agree that the Company will have the right to deduct or cause to be deducted from your current remuneration any federal, state, local, foreign or other taxes, if any, required by law to be withheld or paid with respect to such event. If you fail to satisfy such obligations in this regard, the Company may require that the Shares otherwise scheduled to become vested on any given date be forfeited. In addition, you agree that the Company will have the right (but not the obligation) to require you to tender for cancellation that number of Shares, pursuant to which the Restricted Stock vested, having a Fair Market Value (as defined in Section 2(u) of the Plan) equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from you that number of Shares having such aggregate value, which amount will be applied against the withholding obligations. You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Restricted Stock and the Shares, either through your tendering for cancellation or sale of the Shares themselves, or through other sources of funds that may be available to you, may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 3 above. The Company may also, in lieu of or in addition to the foregoing, at its sole discretion, require you to deposit with the Company an amount of cash sufficient to meet the withholding requirements. The Company will not deliver any of the full ownership Shares until and unless you have made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations.

8.  Tax Consequences. Below is a brief summary as of the date of this Restricted Stock Award of certain United States federal tax consequences of the award of the Restricted Stock Award and disposition of the Shares under the laws in effect as of the date of grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE VESTING IN THIS RESTRICTED STOCK AWARD OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability when the Restricted Stock vests on the Vesting Date(s). You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the current Fair Market Value of the Shares on the date of vesting (i.e., when the forfeiture provisions lapse). If Shares issued upon vesting of this Restricted Stock Award are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of receiving this Restricted Stock Award to satisfy any applicable withholding obligations that apply thereto.

9.  Effect of Agreement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Restricted Stock terms), and hereby accept this Restricted Stock Award and agree to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Restricted Stock. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail; provided, however, in accordance with Section 3.3.2 of your Employment Agreement with the Company, dated August 11, 2006, in the event of any inconsistency between this Agreement, the Plan and the terms of your Employment Agreement with the Company, dated August 11, 2006, your Employment Agreement with the Company, dated August 11, 2006, shall govern and control.

10.  Restriction on Transferability. Until vesting of the Restricted Stock and issuance to you of the full ownership Shares, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above and subject to Section 12 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

11.  Rights as Shareholder. You will have voting rights as a shareholder of the Company with respect to the Restricted Stock prior to the date on which you are issued the full ownership Shares following vesting thereof. Upon issuance of the full ownership Shares, you will obtain all other rights as a shareholder of the Company.

12.  Designation of Beneficiaries. You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of any Shares to be distributed to you hereunder on vesting of the Restricted Stock in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws (as defined in Section 2(c) of the Plan)) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

13.  Amendment of Restricted Stock Award. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Agreement without your consent.

14.  Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Restricted Stock Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Restricted Stock Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you are employed, or were most recently employed, by the Company.

15.  Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

16.  Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

17.  Representations. As a condition to your receipt of this Restricted Stock Award and the full ownership Shares to be issued upon vesting thereof, you represent and warrant the following:

(a)  You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Restricted Stock Award;

(b)  You are accepting the Restricted Stock Award and the full ownership Shares upon vesting thereof for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law (as defined in Section 2(c) of the Plan);

(c)  You understand that neither Restricted Stock Awards nor the full ownership Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d)  You further understand that prior to any resale by you of the Shares acquired upon vesting of this Restricted Stock Award without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e)  You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f)  You further agree that as a condition to vesting of the Restricted Stock, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 17.

By your signature below, you indicate your acceptance of the terms of this Restricted Stock Award, and acknowledge that you have received copies of the Plan and the Prospectus, in each case as currently in effect. By signing this Agreement, you acknowledge that your personal information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

Accepted and Agreed to by Participant: ______________________________________________________
Raymond J. Milchovich

Acknowledged and Agreed to by Company:    __________________________________________________

By: Joseph J. Melone
Its: Deputy Chairman